Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Intrexon Corporation of our report dated February 26, 2015, relating to our audit of the financial statements of ZIOPHARM Oncology, Inc., which appears in the Annual Report on Form 10-K of Intrexon Corporation for the year ended December 31, 2014.

/s/ McGladrey LLP

Boston, Massachusetts

July 10, 2015